Exhibit 8.1

Form of Opinion

[Shearman & Sterling LLP Letterhead]

[            ], 2013

Liberty Global, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112 USA

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Liberty Global, Inc. (“Liberty Global”), a Delaware corporation, in connection with the proposed transactions (the “Transactions”) pursuant to the Agreement and Plan of Merger, dated as of February 5, 2013 (the “Merger Agreement”), by and between Liberty Global and Liberty Global Corporation Limited (“New Liberty Global”), a private limited company incorporated under English law; Lynx US MergerCo 1 LLC (“Lynx Merger Sub 1”), a Delaware limited liability company, Lynx US MergerCo 2 LLC (“Lynx Merger Sub 2”), a Delaware limited liability company, Viper US MergerCo 1 LLC (“Viper Merger Sub 1”), a Delaware limited liability company, Viper US MergerCo 2 LLC (“Viper Merger Sub 2”), a Delaware limited liability company, and Virgin Media Inc. (“Virgin Media”), a Delaware corporation.

Pursuant to the Merger Agreement and as described in New Liberty Global’s registration statement on Form S-4 (No. 333-187100) filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2013 (as amended on or before the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”):

1. Lynx Merger Sub 1 will acquire New Liberty Global shares in exchange for one or more promissory notes of Lynx Merger Sub 1, and will contribute the New Liberty Global shares to Lynx Merger Sub 2.

2. The membership interests of Lynx Merger Sub 1 will be contributed to New Liberty Global, and New Liberty Global will re-register as a public limited company. Lynx Merger Sub 1 and Viper Merger Sub 1 will each convert to a Delaware corporation.

3. Viper Merger Sub 2 will merge with and into Virgin Media, with Virgin Media as the surviving entity and pursuant to which Viper shareholders will receive cash and New Liberty Global ordinary shares, and, immediately thereafter, and as part of the same plan, Virgin Media (as the surviving entity in the first merger) will merge with and into Viper Merger Sub 1, with Viper Merger Sub 1 as the surviving entity.

4. Lynx Merger Sub 2 will merge with and into Liberty Global, with Liberty Global as the surviving entity and pursuant to which Liberty Global shareholders will receive New Liberty Global shares (including the shares acquired by Lynx Merger Sub 1 in exchange for the promissory note), and, immediately thereafter, and as part of the same plan, Liberty Global (as the surviving entity in the first merger) will merge with and into Lynx Merger Sub 1, with Lynx Merger Sub 1 as the surviving entity.

5. Immediately following the closing of the mergers, Lynx Merger Sub 1 and Viper Merger Sub 1, as the surviving corporations in the mergers (and as renamed Liberty Global, Inc. and Virgin Media Inc., respectively), will be wholly owned subsidiaries of New Liberty Global.

We have examined originals or copies, certified or otherwise identified to our satisfaction, or forms of, such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (i) the Registration Statement, (ii) the Merger Agreement and (iii) the representation letter of Liberty Global delivered to us for purposes of this opinion (the “Representation Letter). In addition, for purposes of this opinion, we have assumed with your consent that (i) the Transactions will be consummated as described in the Registration Statement, the Merger Agreement, and the Representation Letter, (ii) there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents required for the transaction to be effective, (iii) the statements and representations set forth in the Registration Statement, the Merger Agreement, and the Representation Letter are, and at all relevant times will be, true, correct, and complete in all material respects (without regard to any “to the knowledge of” or similar qualifier), (iv) the covenants set forth in the Registration Statement, the Merger Agreement, and the Representation Letter will be complied with in all material respects (without waiver), (v) no action has been, or will be, taken that is inconsistent with any statement, representation or covenant made in any of the Registration Statement, the Merger Agreement, or the Representation Letter. If any of our assumptions described above are untrue in any material respect for any reason or if the Transactions are consummated in a manner that is different from the manner in which the Transactions are described in the Registration Statement, the Merger Agreement and the Representation Letter, our opinion expressed below may be adversely affected and may not be relied upon.

On the basis of the foregoing and upon consideration of applicable law, and subject to the assumptions and limitations stated herein, we confirm that the discussion set forth in the Registration Statement under the heading “The Mergers — Material Tax Considerations for the Mergers — Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for the LGI mergers” regarding the material U.S. federal income tax consequences to Liberty Global stockholders with respect to their share exchange pursuant to the Liberty Global mergers, subject to the assumptions and limitations stated therein, represents our opinion.

No opinion is expressed as to any matter not specifically addressed above, including any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is not binding on the Internal Revenue Service or the courts, and, thus, there is no assurance that the Internal Revenue Service will not assert a contrary position that will be sustained by a court. In addition, our opinion is based upon current U.S. federal income tax law and administrative practice and, if there are any subsequent changes in such law or practice (including on a retroactive basis) or in the facts and circumstances surrounding the Transactions, the opinion expressed herein may become inapplicable. We undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion is rendered only to you, and is solely for your use in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you and this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “The Mergers — Material Tax Considerations for the Mergers — Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for the LGI mergers” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,